Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
M/I HOMES, INC.

(reflecting amendments through May 6, 2014)
[For purposes of SEC reporting compliance only]

FIRST:	The name of the corporation shall be M/I Homes, Inc.

SECOND:	The place in Ohio where its principal office is to be located is Columbus, Franklin County, Ohio.

THIRD:	The purpose of said corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:
A. The maximum number of shares which the corporation is authorized to have outstanding shall be sixty million (60,000,000) shares, consisting of fifty-eight million (58,000,000) common shares with one cent ($0.01) par value (the “Common Shares”) and two million (2,000,000) preferred shares with one cent ($0.01) par value (the “Preferred Shares”).

The express terms and provisions the Common Shares are as follows:

(a)	The rights of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares, in the manner and to the extent provided in this Article Fourth.

(b)
The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on all shares ranking prior to the Common Shares with respect to the payment of dividends, and subject to the restrictions or limitations contained in the express terms and provisions of all shares ranking prior to the Common Shares with respect to the payment of dividends, dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

(c)
The Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all of the assets of the Corporation, after there shall have been paid to or set apart for holders of all shares ranking senior to the Common Shares the full preferential amounts to which they are respectively entitled, the holders of the Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders.

(d)	The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

(e)
No present or future holder of Common Shares shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the Corporation, or any bonds, debentures, or other securities convertible into any shares of the Corporation.

The Board of Directors shall have the authority by resolution to issue the shares of Preferred Shares from time to time on such terms as it may determine and to divide the Preferred Shares into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

(a)
the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

(b)
the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

(d)
whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)
whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the Corporation;

(g)
whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on a parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on a parity with or ranking junior to the shares of such series in any respect;

(h)	whether such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

(i)
any other powers, designations, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B.	The designations, powers, preferences and rights relating to the “9.75% Series A Preferred Shares” are as follows:
1. Designation and Amount; Fractional Shares. The series of Preferred Shares shall be designated as the “9.75% Series A Preferred Shares” (the “Series A Preferred Shares”). The Series A Preferred Shares shall be perpetual and the authorized number of Series A Preferred Shares shall be 6,000 shares. The Series A Preferred Shares are issuable in whole shares only.

2. Dividends. Holders of Series A Preferred Shares shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative quarterly cash dividends at an annual rate of 9.75% of the liquidation preference of each share, or $2,437.50 per Series A Preferred Share per year. Notwithstanding the foregoing, from and after the occurrence of a Change of Control Event (as defined in Section 6 below), holders of the Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment of dividends, non-cumulative quarterly cash dividends at the annual rate of 10.75% of the liquidation preference of each share, or $2,687.50 per Series A Preferred Share per year, in lieu of, and not in addition to, the dividend rate set forth in the immediately preceding sentence.
Dividends on the Series A Preferred Shares are payable quarterly in arrears on the 15th day of March, June, September and December of each year (each a “Dividend Payment Date”), when, as, and if declared, beginning on June 15, 2007. If any of those dates is not a New York business day, then the dividend payment date will be the next succeeding New York business day. “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. The amount of dividends payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable, in arrears, to holders of record as they appear on the shareholder register of the Corporation on each record date, which shall be the 1st day of the month in which such Dividend Payment Date occurs (each of which dates being a “Dividend Payment Record Date”). Dividends shall accrue from March 15, 2007 (the “Date of Original Issue”) or, if issued after the Date of Original Issue, from such date or from the most recent Dividend Payment Date (whether or not dividends have been paid on such Dividend Payment Date), whichever is later, and shall cease to accrue on the Series A Preferred Shares on the date of their redemption pursuant to Section 6, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.
No dividends may be declared or paid or set apart for payment on any Parity Preferred Shares (as defined in Section 8 below) unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Shares, dividends for the then-current quarterly dividend period of the Series A Preferred Shares ending on or before the dividend payment date of such Parity Preferred Shares, ratably in proportion to the respective amounts of dividends (x) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid or payable on such Parity Preferred Shares, on the one hand, and (y) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid through the dividend payment period or periods of the Series A Preferred Shares coinciding with or next preceding such dividend payment date, on the other hand.
So long as any Series A Preferred Shares shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Shares of the Corporation or any other shares of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series A Preferred Shares), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the Common Shares (or any other shares of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Shares), unless dividends have been declared and paid or set apart on the Series A Preferred Shares for the then-current quarterly dividend period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Preferred Shares in the event that dividends have not been declared or paid or set apart on the Series A Preferred Shares in respect of any prior dividend period. If the full dividend on the Series A Preferred Shares is not paid for any quarterly dividend period, the holders of Series A Preferred Shares will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Shares (or any other shares of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Shares) for such dividend period.
The Corporation may, in its discretion, choose to pay dividends on the Series A Preferred Shares without the payment of any dividends on its Common Shares (or any of its other shares ranking, as to the payment of dividends, junior to the Series A Preferred Shares).
Holders of Series A Preferred Shares will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.
3. Liquidation Preference. The Series A Preferred Shares shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the Common Shares and any other shares of the Corporation ranking junior to the Series A Preferred Shares as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution is made to holders of Common Shares or any other such junior shares, an amount equal to the liquidation preference of $25,000 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid for the then-current quarterly dividend period accrued to but excluding the date of final distribution, but without accumulation of unpaid dividends on the Series A Preferred Shares. The holders of the Series A Preferred Shares shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other shares of the Corporation ranking senior to the Series A Preferred Shares as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts as aforesaid, the holders of Series A Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Parity Preferred Shares and Series A Preferred Shares shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full (but without, in the case of any non-cumulative Preferred Shares, accumulation of unpaid dividends for prior dividend periods). For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.
4. Conversion. The Series A Preferred Shares are not convertible into, or exchangeable for, other securities or property.
5. Voting Rights. The Series A Preferred Shares will have no voting rights, except as provided herein or as otherwise from time to time required by law.
The holders of the Corporation’s Series A Preferred Shares and any other classes or series of Preferred Shares the Corporation may issue (if the terms of any such class or series of Preferred Shares so provide), by majority vote (based on liquidation preference), voting together as a single class regardless of class or series, will be entitled to nominate two directors to serve on the Board of Directors of the Corporation if dividends on the Series A Preferred Shares or any such other classes or series of Preferred Shares the Corporation issues are not paid in an aggregate amount equal to at least six full quarterly dividend payments (whether or not consecutive). Promptly after the dividend payment date when such threshold is reached or such director’s term expires pursuant to clause (ii) in the next succeeding paragraph, the Corporation will call a meeting of the holders of Series A Preferred Shares and of any other classes or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of such directors, for the purpose of nominating two directors. The Corporation will appoint as directors persons from time to time nominated as directors by the holders of Series A Preferred Shares and any such other classes or series of Preferred Shares.
The directors nominated by holders of the Series A Preferred Shares and the holders of any other class or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors in the circumstances set forth in the preceding paragraph will be members of the Board of Directors of the Corporation and will have the same rights, duties and obligations of all other members of the Board of Directors of the Corporation. The term of each director appointed to the Board of Directors pursuant to the nomination of the holders of the Series A Preferred Shares and the holders of any other class or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors will continue until the earliest of (i) the first date as of which full dividends on the Series A Preferred Shares and any such other classes or series of Preferred Shares entitled to vote with the holders of the Series A Preferred Shares on the nomination of directors have been paid for at least four consecutive quarterly dividend periods (but subject always to the same provisions in the case of future missed six full quarterly dividend payments), (ii) the date on which such director resigns, dies or is removed either by the holders of Series A Preferred Shares and the holders of any such other classes or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors, by majority vote (based on liquidation preference), voting together as a single class regardless of classes or series, either in writing or at a meeting duly called for such purpose, and (iii) the redemption of all of the Series A Preferred Shares. The holders of Series A Preferred Shares and the holders of any other classes or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors, by majority vote (based on liquidation preference), voting together as a single class, regardless of class or series will have the right, if the terms of such class or series of Preferred Shares so provide, to remove directors nominated by such holders and to fill vacancies.
Directors appointed to the Board of Directors pursuant to the nomination of holders of Series A Preferred Shares and the holders of any other class or series of Preferred Shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors will not receive the compensation paid to non-employee directors of the Corporation.
So long as any Series A Preferred Shares remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the Series A Preferred Shares (based on liquidation preference):
(i) authorize, create or issue any capital shares of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to the Series A Preferred Shares, or reclassify any authorized capital shares of the Corporation into any such capital shares, or issue any obligation or security convertible into or evidencing the right to purchase any such capital shares;
(ii) amend the terms of these Series A Preferred Shares in the Amended and Restated Articles of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to change the express terms, or add express terms, in a manner substantially prejudicial to holders of the Series A Preferred Shares; or
(iii) adopt any other amendment to the Amended and Restated Articles of Incorporation of the Corporation that requires a vote of the holders of the shares of a particular class pursuant to Section 1701.71(B) of the Ohio Revised Code.
Any increase in the amount of authorized Common Shares or other authorized Preferred Shares or any increase or decrease in the number of shares of any series of Preferred Shares or the authorization, creation and issuance of other classes or series of Common Shares or other shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to be substantially prejudicial to the holders of the Series A Preferred Shares.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Shares shall be entitled to vote shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.
6. Redemption. Except as set forth in the immediately following paragraph, the Series A Preferred Shares shall not be redeemable prior to March 15, 2012. On or after that date, subject to the notice provisions set forth below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the liquidation preference per share plus an amount equal to the amount of the accrued and unpaid dividends (whether or not earned or declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of undeclared dividends on the Series A Preferred Shares for prior dividend periods; provided, however, that, unless the Series A Preferred Shares shall be redeemed in whole, no redemption shall reduce the aggregate liquidation preference of the Series A Preferred Shares outstanding to less than $25,000,000. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Corporation will select the Series A Preferred Shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) in such manner as the Board of Directors deems equitable.
Notwithstanding the foregoing, within 90 days after the occurrence of a Change of Control Event (as defined below), subject to the notice provisions set forth below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Series A Preferred Shares, in whole but not in part, out of funds legally available therefor, at a redemption price equal to the liquidation preference per share plus an amount equal to the amount of the accrued and unpaid dividends (whether or not earned or declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of undeclared dividends on the Series A Preferred Shares for prior dividend periods. For purposes hereof, a “Change of Control Event” shall mean the earliest date on which both of the following events have occurred: (i) any person or persons acting in concert or on behalf of any person(s) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of the Corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (whether or not any necessary approvals therefore have been obtained) (a “Change of Control”); and (ii) within 90 days after public notice of the occurrence of a Change of Control (which period will be extended so long as any rating is under publicly announced consideration of possible downgrade by one of the Rating Agencies (as defined below)), any one of the Rating Agencies publicly announces that, in connection with, in anticipation of or as a result of, the occurrence of such Change of Control, such Rating Agency is withdrawing or downgrading the corporate credit rating of the Corporation to a rating below BB, in the case of S&P, Ba3, in the case of Moody’s, or BB, in the case of Fitch (or their respective equivalents at such time). For purposes hereof, “Rating Agencies” means Moody’s, S&P or Fitch.
In the event the Corporation shall redeem Series A Preferred Shares, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the shareholder register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Shares to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of Series A Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).
The Corporation’s obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the Series A Preferred Shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in the United States and having a combined capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the Series A Preferred Shares called for redemption, in trust for the account of the holders of the Series A Preferred Shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the Series A Preferred Shares so called for redemption.
Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
The Series A Preferred Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, holders of Series A Preferred Shares will have no right to require redemption of any Series A Preferred Shares.
Series A Preferred Shares that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (to the extent then permitted under the applicable provisions of the laws of the State of Ohio, which currently provides that such shares are deemed retired) have the status of authorized and unissued shares of the class of Preferred Shares undesignated as to series and may be redesignated and reissued as part of any series of Preferred Shares.
7. Amendment of Resolution. The Board of Directors of the Corporation, or a duly constituted committee thereof, reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Shares (but not below the number of shares thereof then outstanding) and in other respects to amend the terms of the Series A Preferred Shares within the limitations provided by law, this Article Fourth, Part B and the Amended and Restated Articles of Incorporation of the Corporation.
8. Rank. Any shares of any class or classes or series of the Corporation shall be deemed to rank:
(a) prior to the Series A Preferred Shares, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of shares of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (but not solely because dividends thereon shall be cumulative);
(b) on a parity with the Series A Preferred Shares, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of shares of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares and the holders of Series A Preferred Shares (the term “Parity Preferred Shares” being used to refer to any shares on a parity with the Series A

Preferred Shares, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and
(c) junior to the Series A Preferred Shares, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be Common Shares or if the holders of the Series A Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes or series.
9. General Provisions.
(a) The term “outstanding,” when used with reference to Series A Preferred Shares, shall mean issued Series A Preferred Shares, excluding Series A Preferred Shares held by the Corporation or any subsidiary of the Corporation, if any.
(b) The headings of the sections of the terms of the Series A Preferred Shares are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

FIFTH:
Subject to the restrictions and limitations set forth in Article FOURTH hereof, the corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares of any class of stock issued by it to the extent of surplus available for cash dividends, but no such purchase shall be made so as to favor any shareholder over any other, except as herein provided.

SIXTH:
The Board of Directors is hereby authorized to fix and determine whether any surplus, and, if any, what part of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action by the shareholders, to use and apply surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the provisions of Section 1701.35 of the Ohio Revised Code, or any statute of like tenor or effect which is hereafter enacted, at any time, or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

SEVENTH:
No person shall be disqualified from being a director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into, any contract or other transaction to which the corporation is or may be a party. No contract or other transaction to which the corporation is or may be a party shall be void or voidable for the reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the Board of Directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or transaction (i) is not less favorable to the corporation than an arm’s length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the Board of Directors or any committee thereof which authorizes the contract or transaction.

EIGHTH:
The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred by or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the corporation, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.
The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Baard of Directors that indemnification is proper in the specific case.
Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.

NINTH:
No holder of shares of any class of the corporation shall have preemptive or preferential rights to subscribe for, or to purchase, any shares of the corporation of any series or class, whether now or hereafter authorized, and the Board of Directors of the corporation may issue shares of the corporation or obligations convertible into shares without offering such issues in whole or in part to the shareholders of the corporation.

TENTH:
Notwithstanding any provision of Chapter 1701 of the Ohio Revised Code now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes or to distribute his votes on the same principle among two or more candidates.

ELEVENTH:	The provisions of Chapter 1704 of the Ohio Revised Code or any statute of any like tenure or effect which is hereafter enacted shall not apply to the Corporation.

TWELVTH:	The provisions of Chapter 1701.831 of the Ohio Revised Code or any statute of any like tenure or effect which is hereafter enacted shall not apply to the Corporation.